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                            Exhibit 99
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Len Cereghino & Co.            CLIENT:  UNITED SECURITY
BANCORPORATION
CORPORATE INVESTOR RELATIONS   CONTACT: Richard C. Emery
2605 WESTERN AVE.                       President & CEO
SEATTLE, WA 98121                       USBN (509) 467-6949
(206) 448-1996                          Wes Colley,
President & Chairman
NEWS RELEASE                            Bank of the West
(509)527-3800
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UNITED SECURITY BANCORPORATION COMPLETES ACQUISITION OF BANK
OF THE WEST; USBN TOTAL ASSETS TO TOP ONE-HALF BILLION
DOLLARS FOR FIRST TIME
 Spokane and Walla Walla, WA-February 2, 1999-United
Security Bancorporation (NASDAQ: USBN) today announced it has completed the acquisition of Bancwest Financial Corporation, the holding company for Bank of the West.
Shares of Bancwest Financial are closely held and were not publicly traded.
 The acquisition immediately increases USBN total assets to more than one-half billion dollars. Earlier today, USBN reported total 1998 assets of $405 million and net income without nonrecurring items of $1.08 per share, diluted.
 The acquisition will be tax free to shareholders and is treated as a pooling of interests transaction for accounting purposes. Shareholders of both companies approved the merger at special shareholders meetings on Friday, January 29; the acquisition closed February 1.
 "We expect this acquisition to be accretive to 1999 earnings. Bank of the West is a very profitable and high-quality organization, with an operating culture very much like ours," noted Richard C. Emery, President and Chief Executive Officer of United Security Bancorporation. "In keeping with our corporate strategy, Bank of the West will retain its own name, staff, and Board of Directors. It joins USBN's existing family of community banks as our fifth independent banking subsidiary, giving us a total of 32 offices. Three Bank of the West board members are joining USBN's Board of Directors.
 "Bank of the West out-performs its peers by every measure," Emery said. "Its return on average assets exceeded 2.00% for the past three calendar years and return on average equity ranged from 17-22% during 1993-1997. Over the past five years, net loan losses have averaged just 0.15% of total loans outstanding per year. The bank is highly efficient and will immediately improve our corporate efficiency ratios.
 "We have already sold our existing Home Security Bank branch building in Walla Walla, which we acquired from Wells Fargo in 1997, and the staff will be combined with Bank of the West's headquarters branch. This move will improve customer service and efficiency, and there will be no related layoffs. While acquisition expenses and the sale of the Home Security branch building cost about four cents per share in earnings during the just-reported fourth quarter, we are excited about the long-term contributions of this acquisition," he added. Walla Walla is the commercial hub of southeastern Washington State, located on both the Columbia and Snake Rivers near Idaho and Oregon.
 In addition to its headquarters and two branches in Walla Walla, Bank of the West has full service bank branches in Waitsburg and Dayton, east of Walla Walla in southeastern Washington. At December 31, 1998, Bank of the West had approximately $108 million total assets, $70 million net loans, and $94 million deposits. On a pro forma combined basis, USBN would have had approximately $513 million total assets, $363 million net loans, and $453 million deposits at December 31, 1998.
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 "By combining with United Security we are assuring Bank of the West's continued dynamic performance," noted Wes Colley, President and Chairman of Bancwest Financial Corporation.
"We believe this move provides excellent liquidity for our shareholders while maintaining the bank's legendary high quality service. USBN's record of retaining the local names, staff, boards and customer service of its bank subsidiaries was instrumental in our decision to join them."
 Under previously reported terms of the agreement, Bancwest Financial shareholders will receive approximately 4.7 shares of USBN common stock for each share of Bancwest common stock they own.
 United Security Bancorporation is a multi-bank holding company. Its four banking subsidiaries include United Security Bank (based in Spokane), Home Security Bank (based in the Yakima Valley), Bank of Pullman (based in Pullman, near the Idaho border), and Grant National Bank (based in Ephrata). With this acquisition, the Bancorporation currently has 32 branch offices-31 in Central and Eastern Washington and one in Idaho. USBN also provides full-line insurance, mortgage, and commercial leasing services.
 Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties including success in integrating newly-acquired branches, improvements in efficiencies and profitability, additional expansion opportunities, the effect of changing economic conditions, and other risk factors detailed in the company's Securities and Exchange Commission filings.
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